Prospectus Supplement

(To Prospectus Supplement
 to Prospectus dated April 6, 1998)



ERP Operating Limited Partnership

6.15% Notes due September 15, 2000


     The first sentence of the first dated September 23, 1998 (paragraph under the heading "General" on page S-6 of the Prospectus Supplement to the Prospectus dated April 6, 1998) is hereby amended and replaced in its entirety by the following sentence:

     The Notes Offered hereby are part of $145,000,000 aggregate principal amount of Notes to be issued on September 28, 1998.




September 25, 1998